Exhibit 3.45

CERTIFICATE OF INCORPORATION

OF

ADF HOLDINGS, INC.

I, the undersigned, for the purpose of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), do hereby execute this Certificate of Incorporation and do hereby certify as follows:

ARTICLE I.

The name of the corporation is ADF Holdings, Inc. (the “Corporation”).

ARTICLE II.

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV.

4.1 Authorized Capital Stock. The Corporation is authorized to issue three classes of capital stock, designated Class A Common Stock, Class B Common Stock and Preferred Stock. The total number of shares of capital stock that the Corporation is authorized to issue is 200,000 shares, consisting of 90,000 shares of Class A Common Stock, par value $0.01 per share, 10,000 shares of Class B Common Stock, par value $0.01 per share, and 100,000 shares of Preferred Stock, par value $0.01 per share.

4.2 Preferred Stock. The Preferred Stock may be issued in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

(a) the number of shares of any series and the designation ‘lo distinguish the shares of such series from the shares of all other series;

(b) the voting powers, if any, and whether such voting powers are full or limited in such series;

(c) the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

(d) whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

(e) the rights of such series upon the voluntary or involuntary liquidation of, or upon any distribution of the assets of, the Corporation;

(f) the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Corporation or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;

(g) the right, if any, to subscribe for or to purchase any securities of the Corporation or any other corporation or other entity;

(h) the provisions, if any, of a sinking fund applicable to such series; and

(i) any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;

all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a “Preferred Stock Designation”).

4.3 Common Stock. (a) Except as provided herein, in the Stockholders Agreement, dated on or about March 26, 2010, by and among the Corporation and the other parties thereto (as it may be amended from time to time in accordance with its terms, the “Stockholders Agreement”), or as otherwise provided by law or by the resolution or resolutions adopted by the Board designating the rights, powers and preferences of any series of Preferred Stock, the Class A Common Stock will have the exclusive right to vote for the election of members of the Board of the Corporation (the “Directors”) and for all other purposes. Each holder of shares of Class A Common Stock will be entitled to one vote per share of Class A Common Stock held.

(b) Except as otherwise provided by law, the shares of Class B Common Stock will be non-voting.

(c) Except as otherwise set forth in this Certificate of Incorporation, shares of Class A Common Stock and Class 8 Common Stock shall be identical in all respects, and will share pro rata in all dividends and distributions and upon liquidation, dissolution and winding up of the Corporation as a single class. For purposes of this Certificate of Incorporation, “Common Stock” refers to both Class A Common Stock and Class B Common Stock together.

4.4 Preemptive Rights. Issuances of (a) any shares of capital stock of the Corporation, (b) securities convertible into or exchangeable for shares of capital stock of the Corporation, and (c) options, warrants or other rights to purchase shares of capital stock of the Corporation will be subject to the subscription rights set forth in Article IV of the Stockholders Agreement.

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4.5 Restrictions on Transfer. The shares of Common Stock are subject to certain restrictions on transfer and other provisions set forth in Article III of the Stockholders Agreement. The shares of Preferred Stock are subject to certain restrictions on transfer and other provisions set forth in Article III of the Stockholders Agreement and the applicable Preferred Stock Designation.

ARTICLE V.

5.1 Bylaws. The Board is expressly authorized and empowered to make the initial Bylaws of the Corporation (the “Bylaws”). Thereafter, the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of each of (i) a majority of the Board, (ii) the holders of a majority of the shares of any series of Preferred Stock having the right to appoint, designate, elect or vote on the election of Directors (if any such Preferred Stock is outstanding) and (iii) the holders of a majority of the shares of Class A Common Stock.

ARTICLE VI.

6.1 Stockholders Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, whenever holders of Common Stock are required or permitted to take any action at a meeting of stockholders, such action may be taken without a meeting, without prior notice and without a vote by written consent, setting forth the action so taken and signed by the holders of at least such number of shares of Common Stock as would be sufficient to take such action at a meeting of stockholders at which all shares of capital stock entitled to vote were present. As required by Section 228 of the DGCL, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

6.2 Special Meetings of Stockholders. Special meetings of stockholders of the Corporation may only be called by (i) the Secretary of the Corporation within two calendar days after receipt of the written request of a majority of the total number of Directors that the Corporation would have if there were no vacancies on the Board, (ii) the Chairman of the Board, (iii) the President of the Corporation, or (iv) the holders of a majority of (A) the outstanding shares of any series of Preferred Stock having the right to vote on matters presented to the stockholders of the Corporation for approval at such special meeting or (B) if no such series of Preferred Stock is outstanding, the holders of a majority of the outstanding shares of Class A Common Stock. Any such request pursuant to clause (iii) or clause (iv) of the immediately preceding sentence must be sent to the Chairman and the Secretary and must state the purpose or purposes of the proposed meeting.

6.3 Notice to Stockholders. Subject to the rights of the holders of any series of Preferred Stock, at any annual meeting or special meeting of stockholders of the Corporation, only such business will be conducted or considered as stated in the notice of meeting or has been properly brought before such meeting in the manner provided in the Bylaws.

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ARTICLE VII.

7.1 Number of Directors. Subject to (a) the rights, if any, of the holders of any series of Preferred Stock to elect Directors as specified in a Preferred Stock Designation and (b) the terms set forth in Article VI of the Stockholders Agreement, the number of the Directors of the Corporation will not be less than three nor more than eleven and will be fixed from time to time in the manner provided in the Bylaws.

7.2 Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the Bylaws and in the Stockholders Agreement.

7.3 Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled in accordance with the terms of the Bylaws (as the same may be amended from time to time) or the Stockholders Agreement, as applicable. Each Director will hold office until the next annual meeting of stockholders, or until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal from office or death.

7.4 Removal of Directors. Any Director may be removed from office by the stockholders with or without cause, in the manner provided in Section 3.4 of the Bylaws (as the same may be amended from time to time) or Section 6.3 of the Stockholders Agreement, as applicable.

7.5 Election of Directors. Unless and except to the extent that the Bylaws shall so require, the election of Directors need not be by written ballot.

ARTICLE VIII.

8.1 Elimination of Certain Liability of Directors. (a) A Director of the Corporation will not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

(b) Any repeal or modification of the foregoing paragraph will not adversely affect any right or protection of a Director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

ARTICLE IX.

9.1 Right to Indemnification. Each person who is or was or has agreed to become a Director or officer of the Corporation, or each such person who is or was serving or who had agreed to serve at the request of the Board as an officer of the Corporation or as an employee or agent of the Corporation or as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the DGCL or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more

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agreements with any person which provide for indemnification greater or different than that provided in this Article IX. Any repeal or modification of this Article IX shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE X.

10.1 Section 203. The Corporation shall not be subject to Section 203 of the DGCL.

10.2 Amendment. Except as otherwise provided by law or in this Certificate of Incorporation, this Certificate of Incorporation may be altered, amended or repealed by the affirmative vote of each of (i) a majority of the Board, (ii) the holders of a majority of the shares of any series of Preferred Stock having the right to appoint, designate, elect or vote on the election of Directors (if any such Preferred Stock is outstanding), and (iii) the holders of a majority of the shares of Class A Common Stock; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, Directors, or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Section 10.2.

10.3 lncorporator. The incorporator of the Corporation is Trond Rokholt, whose mailing address is: Trond Rokholt, Managing Director; Jefferies Finance LLC; 520 Madison Avenue; New York, NY 10022.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, I, the undersigned, being the incorporator hereinbefore named, do hereby further certify that the facts hereinabove stated are truly set forth and, accordingly, I have hereunto set my hand this 25th day of March, 2010.

/s/ Trond Rokholt
Name: Trond Rokholt
Incorporator

ADF HOLDINGS, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

The undersigned, being the Secretary of ADF Holdings, Inc., a Delaware corporation (the “Corporation”), does hereby certify, pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) that:

A. The undersigned is the duly elected and acting Secretary of the Corporation.

B. The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes 100,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), none of which have been issued or are outstanding, creating a series of 10,000 shares of Preferred Stock designated as “Series A Preferred Stock”.

C. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the “Board”) by unanimous written consent dated March 26, 2010, which constitute all requisite action on the part of the Corporation for the adoption of such resolutions:

RESOLUTIONS

WHEREAS, the Board is authorized to provide for the issuance of shares of Preferred Stock in series, and by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, the Board desires, pursuant to its authority as aforesaid, to designate a new series of Preferred Stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby designates a new series of Preferred Stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

1. Designation. The shares of such series of Preferred Stock will be designated “Series A Preferred Stock” and will be senior to all other capital stock of the Corporation, whether now or hereafter authorized (referred to herein as the “Series A Preferred Stock”).

2. Authorized Number. The number of shares constituting the Series A Preferred Stock will be 10,000. Such number of shares may be increased or decreased by resolution of the Board, provided, however, that no decrease shall reduce the number of shares to less than the number of shares then issued and outstanding.

3. Voting Rights; Conversion. (a) Each holder of shares of Series A Preferred Stock will be entitled to one vote per share of Series A Preferred Stock held for each matter that requires the approval or vote of the Series A Preferred Stock. For so long as any shares of Series A Preferred Stock are outstanding, the holders of a plurality of the Series A Preferred Stock, voting as a separate class in the manner contemplated by the Stockholders Agreement, dated on or about March 26, 2010 (as may be amended from time to time in accordance with its terms), by and among the Corporation and the other parties thereto (the “Stockholders Agreement”), shall have the right to elect (i) all but two (2) of the directors of the Corporation if the Board consists of seven or fewer members and (ii) all but three of the directors of the Corporation if the Board consists of more than seven members. Each share of Series A Preferred Stock shall be entitled to one vote for each director position on the Board to be filled by the holders of shares of Series A Preferred Stock at such meeting or pursuant to such written consent (provided that such votes may not be cumulated, i.e., only one vote may be cast for any individual candidate). Such directors will be elected by a plurality vote of the Series A Preferred Stock, such that: the person receiving the most votes will be elected to one of the positions to be filled by a director elected by the Series A Preferred Stock; the person receiving the second most votes will be elected to fill another of the positions to be filled by a director elected by the Series A Preferred Stock; and such process will be repeated until all of the positions to be filled by directors elected by the Series A Preferred Stock at such meeting or pursuant to such written consent have been filled. The approval of the holders of a majority of the shares of then-outstanding Series A Preferred Stock, voting separately as a class, will also be required to (a) modify the powers, preferences, privileges or rights of the Series A Preferred Stock or (b) take any other action which requires the approval of the holders of any separate series or class of stock, voting separately as a class, under the DGCL.

(b) The Series A Preferred Stock will not be convertible into Common Stock.

4. Dividends. (a) The holders of record of shares of the Series A Preferred Stock as of each Dividend Payment Date (as defined below) will be entitled to receive a quarterly dividend on January 1, April 1, July 1 and October 1 of each year commencing July 1, 2010 (each such date, a “Dividend Payment Date”) in an amount, in respect of each share of Series A Preferred Stock held of record by such holder as of such Dividend Payment Date, equal to 10% (calculated on an annual basis) of the then- applicable Liquidation Preference per share of Series A Preferred Stock (the “Series A Dividend”) on the Dividend Payment Date, prior to and in preference to any declaration or payment of any dividend or other distribution on any Junior Stock, from and after the date of issuance of each share until the share no longer remains outstanding. The Series A Dividend will be payable in cash to the extent of Available Cash; provided that no cash dividends shall be payable if such cash payment would be prohibited by applicable law or the terms of the Corporation’s Amended and Restated Credit Agreement, dated on or about March 26, 2010, among the Corporation, Anchor Drilling Fluids USA, Inc., and the financial institutions or other entities from time to time party thereto as lenders, and Jefferies Finance LLC as administrative agent and collateral agent (the “Amended Credit Agreement”). If the Series A Dividend is not paid in cash in full on the Dividend Payment Date in respect of each share of Series A Preferred Stock for any reason, including insufficient Available Cash or the application of the proviso in the immediately preceding sentence, then the Liquidation Preference with respect to each such share of Series A Preferred Stock shall automatically and without further action by any party be increased by the amount determined by subtracting the amount of the Series A Dividend that was paid in cash on such Dividend Payment Date with respect to such share of Series A Preferred Stock from the amount of the Series A Dividend that was payable on such Dividend Payment Date with respect to such share of Series A Preferred Stock, and such adjustment, together with any cash paid with respect to such share of Series A Preferred Stock on such Dividend Payment Date, will be deemed a payment of the Series A Dividend with respect to such share of Series A Preferred Stock on such Dividend Payment Date. All dividends paid with respect to shares of the Series A Preferred Stock, and the cash portion thereof (if any), will be paid pro rata to the holders entitled thereto.

(b) Except as permitted by Section 9, so long as any shares of the Series A Preferred Stock are outstanding, no dividends or other distributions will be declared or paid or set apart for payment upon the Junior Stock or Parity Stock (any such dividend or distribution being hereinafter referred to as a “Junior Stock Dividend”), and the Corporation will not make any payment on account of, or set apart for payment, money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into shares of any of the Junior Stock or Parity Stock, or make any distribution in respect of any of the Junior Stock or Parity Stock, either directly or indirectly, other than distributions or dividends in Junior Stock to the holders of Junior Stock, and the Corporation will not permit any corporation or other entity of which a majority of its outstanding shares of capital stock (or other equity interests) are owned directly or indirectly by the Corporation to purchase or redeem any of the Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable or exchangeable for or convertible into any of the Junior Stock or Parity Stock.

(c) “Available Cash” means cash which, as of any Dividend Payment Date, may be paid to the holders of the Series A Preferred Stock in satisfaction of the Series A Dividend payable on such Dividend Payment Date without, in the reasonable determination of the Board, violating (i) the Amended Credit Agreement or (ii) applicable law (including the DGCL).

(d) “Junior Stock” means the Common Stock and any other capital stock of the Corporation the terms of which do not expressly provide that such capital stock is on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation.

(e) “Parity Stock” means any capital stock of the Corporation the terms of which expressly provide that such capital stock ranks on a parity with the Series A Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation but will not include any Junior Stock.

5. Liquidation Preference. Upon any (i) liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary, (ii) merger, consolidation or other business combination of the Corporation into or with any other Person following which more than 50% of the voting power of the surviving entity is held, directly or indirectly, by Persons who were not stockholders of the Corporation prior to the consummation of such transaction, or (iii) a single transaction or a series of transactions pursuant to which a Person or Persons acquire either (x) equity securities of the Corporation possessing the voting power to elect a majority of the Board (whether by merger, consolidation, sale or transfer of the Corporation’s equity securities) or (y) all or substantially all of the Corporation’s assets determined on a consolidated basis (an event referred to in clause (ii) or (iii), a “Change in Control,” and an event referred to in clause (i), (ii) or (iii), a “Liquidation Event”), the holders of the Series A Preferred Stock will be entitled to receive in preference to the holders of Common Stock and any other Junior Stock an amount in cash per share of Series A Preferred Stock equal to $2,056.43, plus dividends accrued and paid in additional Liquidation Preference as described in Section 4, plus any accrued and unpaid dividends (collectively, as the same may be adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like, the “Liquidation Preference”), without any further action by the Board. Upon any Liquidation Event, holders of fractional shares of Series A Preferred Stock will receive proportionate payments in respect thereof. After setting apart or paying in full the Liquidation Preference, the remaining assets (whether stated capital or surplus), if any, and all consideration received by the Corporation in excess of the Liquidation Preference, will be distributed ratably to the holders of record of the issued and outstanding shares of Junior Stock. If upon any Liquidation Event, the assets to be distributed among the holders of Series A Preferred Stock are insufficient to permit payment in full to the holders of Series A Preferred Stock of the aggregate Liquidation Preference, then the entire assets of the Corporation will be distributed ratably among such holders. Written notice of a Liquidation Event, stating a payment date, the estimated amount of the Liquidation Preference and the place where said amounts will be payable will be given by mail not less than ten days prior to the payment date stated therein, to each holder of record of Series A Preferred Stock at its address as shown on the records of the Corporation. Notwithstanding the foregoing, the failure of the Corporation to give such notice, or any defect therein, will not affect the legality or validity of any dividend, distribution or other action or event. For purposes of this Section 5, a “Person” means an individual, firm, corporation, association, partnership, estate, trust, limited liability company and any other entity or organization, governmental or otherwise.

6. Redemption. (a) At any time upon the earliest to occur of (i) April 16, 2016, (ii) a Change in Control, (iii) the repayment by the Corporation of all amounts outstanding under the Amended Credit Agreement, and (iv) the Corporation’s first public offering of Common Stock that is effected pursuant to a registration filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act of 1933, other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form (an “IPO,” and, any event in clause (i), (ii), (iii) or (iv), a “Redemption Date”), the Corporation will, subject to the terms and conditions of this Section 6, redeem all outstanding shares of Series A Preferred Stock out of funds legally available therefor. The Corporation will effect such redemption by paying cash therefor in an amount per share equal to the then-applicable Liquidation Preference (the “Redemption Price”).

(b) If at a Redemption Date shares of Series A Preferred Stock are unable lawfully to be redeemed (as contemplated by Section 6(c) below), then holders of Series A Preferred Stock will be entitled to interest pursuant to Section 6(c) below. Subject to Section 6(c), the aggregate applicable Redemption Price pursuant to Section 6(a) will be payable in cash in immediately available funds to the respective holders on the Redemption Date. Upon any redemption as provided herein, holders of fractional shares will receive proportionate amounts in respect thereof. Until the aggregate Redemption Price and any accrued interest payable pursuant to this Section 6(b) has been paid for all shares of Series A Preferred Stock being redeemed, (i) no dividend will be paid or declared, and no distribution will be made, on any shares of capital stock of the Corporation and (ii) no shares of capital stock of the Corporation (other than shares of Series A Preferred Stock) will be purchased, redeemed or acquired by the Corporation and no monies will be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof.

(c) lf, at a Redemption Date, the Corporation is prohibited under the DGCL from redeeming all shares of Series A Preferred Stock, then it will redeem such shares on a pro rata basis among the holders of Series A Preferred Stock in proportion to the full respective redemption amounts to which they are entitled hereunder to the extent possible and will redeem the remaining shares to be redeemed as soon as the Corporation is not prohibited from redeeming some or all of such shares under the DGCL. Any shares of Series A Preferred Stock not redeemed will remain outstanding and will continue to be entitled to all of the rights and preferences provided in this Certificate of Designation. The Corporation will take such action as may be necessary or appropriate to review and promptly remove any impediment to its ability to redeem Series A Preferred Stock under the circumstances contemplated by this Section 6(c). In the event that the Corporation fails for any reason to redeem shares for which redemption is required pursuant to this Section 6, including due to a prohibition of such redemption under the DGCL, then during the period from the applicable Redemption Date through the date on which such shares are redeemed, the applicable Redemption Price of such shares will bear interest at the rate of 15% per annum, such interest to accrue daily in arrears and to be compounded quarterly; provided, however, that in no event may such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”). In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the obligation to be fulfilled will automatically be reduced to eliminate such excess; provided, however, that any subsequent increase in the Maximum Permitted Rate will be retroactively effective to the applicable Redemption Date.

(d) As a condition to receiving the applicable Redemption Price by certified check or wire transfer, each holder of shares of Series A Preferred Stock to be redeemed will surrender the certificate or certificates representing such shares to the Corporation, duly assigned or endorsed for transfer (or accompanied by duly executed stock powers relating thereto), or, in the event the certificate or certificates are lost, stolen or missing, will deliver an affidavit or agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith with respect to such certificates at the principal executive office of the Corporation or the office of the transfer agent for the Series A Preferred Stock or such office or offices in the continental United States of an agent for redemption as may from time to time be designated by notice to the holders of Series A Preferred Stock, and each surrendered certificate will be canceled and retired; provided, however, that if the Corporation is prohibited from redeeming all shares of Series A Preferred Stock as provided in Section 6(c), the holder will not be required to surrender such certificate(s) to the Corporation until such holder has received a new stock certificate for those shares of Series A Preferred Stock not so redeemed.

(e) Notwithstanding the foregoing, in the event that the Corporation fails to redeem all of the outstanding shares of Series A Preferred Stock at the applicable time at which it is required to redeem such shares under this Section 6, the holders of a majority of the Series A Preferred Stock may elect at any time thereafter, by providing written notice of such election to the Corporation, to have all unredeemed shares promptly redeemed by the Corporation, in exchange for promissory notes that are immediately due and payable, the principal amount of which will be the then existing Liquidation Preference (plus all accrued and unpaid dividends as of such date), and which will bear interest at a rate equal to the Series A Dividend plus 5%, payable quarterly in arrears. The promissory notes will contain such other terms and conditions as are reasonably acceptable to a majority of the Series A Preferred Stock, including, without limitation, all of the consent rights of the Series A Preferred Stock set forth in Section 9.

7. Notices of Record Dates and Effective Dates. (a) In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) or (ii) any Liquidation Event, Change in Control or IPO or any redemption transaction becomes reasonably likely to occur, the Corporation will mail or cause to be mailed by first class mail (postage prepaid) to each holder of shares of Series A Preferred Stock at least 20 days prior to such record date specified therein or the expected effective date of any such transaction, whichever is earlier, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (8) the date on which any such Liquidation Event, Change in Control or IPO or redemption transaction is expected to become effective, and (C) the date on which the books of the Corporation will close or a record date will be set with respect to any such event.

(b) In the event that the Corporation provides any notice, report or statement to any holder of Common Stock, the Corporation will at the same time provide a copy of any such notice, report or statement to each holder of outstanding shares of Series A Preferred Stock.

8. No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or modify or seek to avoid or modify the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will, at all times, in good faith, assist in the carrying out of all the provisions hereof and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of Series A Preferred Stock against impairment.

9. Voting Rights. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without first obtaining the affirmative vote or written consent of a majority of the Series A Preferred Stock, voting or consenting as a separate class:

(a) declare or pay any Junior Stock Dividend;

(b) purchase or redeem, or agree to purchase or redeem, Junior Stock or Parity Stock from any holder thereof;

(c) create (by classification or otherwise), obligate itself to create, authorize or issue, or obligate itself to issue any new class or classes of capital stock or new series of capital stock or any debt, equity security, option, warrant or right convertible into or exchangeable for or evidencing the right to purchase capital stock having preference over or being on parity with the Series A Preferred Stock with respect to voting rights, dividends, liquidation preference, conversion or redemption price or other distributions or increase the number of authorized shares of Series A Preferred Stock;

(d) change, amend or otherwise modify the rights, preferences, privileges, limitations, restrictions or qualifications of the Series A Preferred Stock;

(e) consummate the sale of the capital stock of the Corporation or any of its subsidiaries (including Anchor Drilling Fluids USA, Inc.) or all or substantially all of its assets (including by way of merger, transfer of the majority of voting securities, or other similar transaction);

(f) complete any combination, reclassification, conversion of Common Stock or Series A Preferred Stock, any changes to the terms of the Series A Preferred Stock, or other similar restructuring or recapitalization event;

(g) change, amend or otherwise modify any provision of the Certificate of Incorporation (except in connection with an issuance of equity securities);

(h) dissolve, liquidate or recapitalize, or commence any bankruptcy proceeding; or

(i) cause or permit any of the Corporation’s subsidiaries to do any of the foregoing.

10. Restrictions on Transfer. The shares of Series A Preferred Stock are subject to certain restrictions on transfer and other provisions set forth in Article III of the Stockholders Agreement.

11. Non-Assessable Status of Series A Preferred Stock. All the shares of Series A Preferred Stock for which the full consideration determined by the Board (which may not be less than the par value of such shares) has been paid or delivered, in cash or property in accordance with the resolutions of the Board authorizing the issuance of such shares, will be deemed fully paid stock and the holder of such shares will not be liable for any further call or assessment or any other payment thereof.

12. No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation or any of its subsidiaries by reason of redemption, purchase or otherwise will be reissued, sold or transferred and all such shares will be canceled and retired from the shares which the Corporation will be authorized to issue.

13. Contractual Rights of Holders. To the fullest extend permitted by law, the various provisions set forth herein for the benefit of the holders of the Series A Preferred Stock will be deemed contract rights enforceable by them, including one or more actions for specific performance.

14. Amendment; Waiver. Except as expressly prohibited by law, this Certificate of Designation may be amended and any provision herein may be waived with the approval of a majority of the Series A Preferred Stock and the Board. Any amendment or waiver so effected will be binding upon each holder of Series A Preferred Stock. Notwithstanding the preceding two sentences, any amendment to the Series A Dividend (as set forth in Section 4(a)), the Liquidation Preference (as set forth in Section 5), or the Redemption Price (as set forth in Section 6(a)) that adversely affects the rights of the holders of Series A Preferred Stock will only be effective upon the affirmative vote or written consent of the holders of 66 and 2/3% of the outstanding shares of Series A Preferred Stock. At any time that any shares of Series A Preferred Stock are outstanding, the Certificate of Incorporation shall not be amended, by merger, consolidation or otherwise. in any way which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative approval of a majority of the Series A Preferred Stock.

15. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of Series A Preferred Stock will be deemed to have been sufficiently given and received for all purposes (a) when delivered by hand, email or facsimile, provided that such notice is received prior to 5:00 p.m. in the place of receipt and such day is a business day (otherwise such notice will be deemed received on the next succeeding business day in the place of receipt), (b) five business days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or (c) one business day after being sent by overnight delivery by a reputable overnight courier service providing receipt of delivery, and in each case, addressed to each holder of record at such holder’s address or fax number appearing on the books of the Corporation.

16. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designation (collectively, “Series A Rights”) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other Series A Rights which can be given effect without the invalid, unlawful or unenforceable Series A Rights will nevertheless, remain in full force and effect, and the Series A Rights will be deemed dependent upon any other such Series A Rights unless so expressed herein.

RESOLVED FURTHER, that the President and Secretary of the Corporation be, and they hereby are, authorized and directed to prepare, execute, verify, and file in Delaware, a Certificate of Designation in accordance with these resolutions and as required by law.

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IN WITNESS WHEREOF, this Certificate has been signed by the Secretary of ADF Holdings, Inc. as of the 26th day of March 2010.

ADF HOLDINGS, INC.

By:	/s/ Greg Davis
	Name:	Greg Davis
	Title:	Secretary